EXHIBIT 1.02

CONFLICT MINERALS REPORT OF SILGAN HOLDINGS INC. IN ACCORDANCE WITH RULE 13P-1

UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

This Conflict Minerals Report for the year ended December 31, 2013 is presented by Silgan Holdings Inc. (which may be referenced as “Silgan,” “it,” “we,” “us” or “our”) to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended. Because Silgan has reason to believe that “conflict minerals” in the form of tin, tantalum, tungsten and/or gold necessary to the functionality or production of products it manufactured or contracted to manufacture in 2013 may have originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively, the “Covered Countries”) and were not from recycled or scrap sources, Silgan undertook due diligence measures to seek to determine the source and chain of custody of these minerals. This report describes the design, implementation and results of Silgan’s due diligence.

I.    Design of Silgan’s Due Diligence Program

We took steps to design our due diligence program to conform, in all material respects, with the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas, as further set forth in the specific guidance for downstream companies contained in the Supplement on Tin, Tantalum and Tungsten and the Supplement for Gold (collectively, the “OECD Guidance”). Silgan’s due diligence program design accordingly reflects its efforts to address the following elements of the OECD Guidance: (1) establishment of strong company management systems; (2) identification and assessment of risk in the supply chain; (3) design and implementation of a strategy to respond to identified risks; (4) support of independent auditing programs for smelters and refiners (collectively, “facilities”); and (5) annual reporting on Silgan’s supply chain due diligence.

II.    Due Diligence Measures Undertaken for 2013 Products

Silgan undertook the following due diligence measures in support of its efforts to determine the source and chain of custody of necessary conflict minerals contained in Silgan’s 2013 products.

Silgan established strong company management systems.

•	Silgan established a Conflict Minerals Program Team composed of representatives from Silgan’s Legal, Regulatory Compliance and Purchasing departments across several of its business groups. Representatives from the Conflict Minerals Program Team coordinated, as necessary, and provided updates to Silgan senior management.

•	During 2013, we formulated an internal approach to conflict minerals, which reflects our commitment to non-conflict sourcing, to guide our communications with suppliers and other interested parties regarding our approach to conflict minerals.

•	We began to negotiate non-conflict sourcing provisions in our supplier contracts as they were initiated or renewed.

•	Silgan maintained a company grievance mechanism through which employees or other individuals may report concerns to Silgan senior management.

•	We introduced a system of supply chain transparency to identify the direct suppliers in our supply chain that may source necessary conflict minerals from the Covered Countries for use in materials for our products. This system included a process to identify suppliers of materials for the products, outreach to these suppliers using a supplier inquiry letter that we developed and a process to evaluate and confirm the information received and conduct scheduled follow-ups with these suppliers.

Silgan identified and assessed risk in the supply chain.

•	Silgan developed a supplier inquiry letter that included requests for information regarding the presence of conflict minerals in its products and whether such conflict minerals were sourced from the Covered Countries. The supplier inquiry letter further requested that direct suppliers promptly engage in a similar inquiry with their supply chains.

•	Representatives from our Conflict Minerals Program Team sent this supplier inquiry letter to our direct suppliers of materials for our products and collected responses from these suppliers.

•	Silgan representatives then followed up with direct suppliers whose responses were not reasonably complete.

•	Silgan further requested these direct suppliers to provide it with certifications as to the accuracy of information such suppliers provided through the responses.

•	We reviewed the information collected through the responses to identify the direct suppliers who indicated that they potentially sourced conflict minerals from one of the Covered Countries.

Silgan designed and implemented a process to respond to identified risks.

•	Silgan engaged in follow-up communications with direct suppliers who provided it with information indicating that such suppliers were engaged in an RCOI that had not been completed or who indicated they may be sourcing conflict minerals from the Covered Countries. In certain instances, we also engaged in follow-up communications with direct suppliers who indicated they had insufficient information to determine the origin of conflict minerals they sourced.

•	In addition, for any direct suppliers whose responses raised questions regarding facilities that may have processed conflict minerals from the Covered Countries, we requested additional information regarding such suppliers’ conflict minerals policies and due diligence processes.

•	With respect to such facilities as to which questions were raised, we conducted research and reviewed available information on the due diligence practices of these facilities, including whether the facilities were on the conflict-free smelter list developed by the Conflict-Free Sourcing Initiative (“CFSI”), which supports the validation and certification of smelters as conflict free and is sponsored by the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative.

•	We reported the information we gathered through these steps to Silgan senior management.

Silgan’s efforts in support of independent facility auditing programs.

•	Silgan supports independent facility auditing programs through our internal approach to conflict minerals, which we formulated during 2013. This internal approach reflects our commitment to non-conflict sourcing and our expectation that our direct suppliers work to ensure conflict minerals contained in materials they supply to us are sourced from facilities that have been verified by an independent auditing program such as the Conflict-Free Smelter Program established by the CFSI.

•	During the implementation of our due diligence measures and our review of the results, we also began to review facility participation in these programs in greater detail.

Silgan prepared an annual report.

•	By filing our Form SD and this Conflict Minerals Report for the calendar year ended December 31, 2013, Silgan has completed its first annual report on conflict minerals due diligence.

III.    Results of Due Diligence

We identified the following product line that we manufactured or contracted to manufacture during 2013 and that contained, or may have contained, conflict minerals necessary to the functionality or production thereof that we have reason to believe may have originated in the Covered Countries:

•	Capping/sealing equipment and detection systems.

Our due diligence did not provide information sufficient for us to confirm whether the necessary conflict minerals likely contained in certain materials (i.e., the electronic components) for this product line originated in the Covered Countries. We further were unable to determine the conflict status of these minerals.

Based on the results of our due diligence for our 2013 products, Silgan has insufficient knowledge of and is unable to provide information about the facilities used to process conflict minerals necessary to the functionality or production of products for this product line, the countries of origin of these conflict minerals or the efforts in the upstream supply chain to determine the mine or location of origin of these conflict minerals.

IV.    Efforts to Improve Silgan’s Due Diligence Program in 2014

During 2014, Silgan is undertaking or plans to undertake the following efforts to improve its due diligence program.

•	Continue to engage with direct suppliers to ensure that their responses to our conflict minerals inquiries are reasonably complete.

•	Request that our direct suppliers use the CFSI’s Conflict Minerals Reporting Template to request conflict minerals information from their supply chains and provide conflict minerals information to Silgan.

•	Encourage participation in an independent facility auditing program by any facilities identified to us by direct suppliers as potentially in the conflict minerals supply chain for our products.